Free Writing Prospectus pursuant to Rule 433 dated October 7, 2025

Registration Statement No. 333-284538

92

Market Linked Securities — Auto-Callable with Leveraged Upside Participation, Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Robinhood Markets, Inc., the Class A Common Stock of CrowdStrike Holdings, Inc. and the VanEck Semiconductor ETF due April 20, 2028

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40058QHC6
		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Market measures (each referred to as an “underlier,” and collectively as the “underliers”):

the Class A common stock of Robinhood Markets, Inc. (current Bloomberg ticker: “HOOD UW”), the Class A common stock of CrowdStrike Holdings, Inc. (current Bloomberg ticker: “CRWD UW”) and the VanEck Semiconductor ETF

Hypothetical Payout Profile*

Security return at maturity
Lowest performing underlier return
Call Date 1 (Call Premium: 50%)
250
225
200
175
150
125
100
75
50
25
0
-25
-50
-75
-100
Security return
50.00%
0.00%
-50.00%
0.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

* assumes a call premium of 50.00% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the closing value of the lowest performing underlier on the call date significantly exceeds its starting value. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of any underlier at the upside participation rate.

If the securities are not automatically called and the ending value of the lowest performing underlier on the calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlier and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated October 6, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 6, 2025
●
WFS Product Supplement No. 5 dated February 14, 2025
●
Prospectus Supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Fund underlying index:	with respect to the VanEck Semiconductor ETF, the index tracked by such fund
Pricing date:	expected to be October 16, 2025.
Issue date:	expected to be October 21, 2025.
Calculation day:	expected to be April 17, 2028
Stated maturity date:	expected to be April 20, 2028
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the calculation day
Lowest performing underlier:	For the call date or the calculation day, the underlier with the lowest underlier return on that day.
Underlier return:	with respect to an underlier on the call date or the calculation day: closing value on such day – starting value starting value
Upside participation rate:	240.65%
Threshold value:	With respect to an underlier, 50% of its starting value
Threshold amount:	50%
Call date:	expected to be October 21, 2026
Call premium:	at least 50.00% of the face amount (at least $500.00 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the closing value of the lowest performing underlier on the call date is greater than or equal to its starting value, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending value of the lowest performing underlier on the calculation day is greater than its starting value: $1,000 plus:

$1,000 × underlier return of the lowest performing underlier on the calculation day × upside participation rate;

•
if the ending value of the lowest performing underlier on the calculation day is less than or equal to its starting value but greater than or equal to its threshold value:

$1,000 + ($1,000 × absolute value of the underlier return of the lowest performing underlier on the calculation day); or

•
if the ending value of the lowest performing underlier on the calculation day is less than its threshold value:
$1,000 + ($1,000 × underlier return of the lowest performing underlier on the calculation day)

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Value of the Underliers at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Closing Value at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier.
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers or the Underlier Stocks

▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Additional Risks Related to the Class A Common Stock of Robinhood Markets, Inc.

▪
The Class A Common Stock of Robinhood Markets, Inc. Has a Very Limited Trading History

Additional Risks Related to the Fund

▪
The Policies of the Fund’s Investment Advisor and the Sponsor of the Fund’s Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Fund and Its Fund Underlying Index Are Different and the Performance of the Fund May Not Correlate With the Performance of Its Fund Underlying Index
▪
The Fund Is Concentrated in the Semiconductor Industry and Does Not Provide Diversified Exposure
▪
The Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities
▪
Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.